  EXHIBIT 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON FOR A PERIOD OF ONE HUNDRED AND EIGHTY (180) DAYS IMMEDIATELY FOLLOWING THE DATE OF EFFECTIVENESS OF THE PUBLIC OFFERING OF THE COMPANY’S SECURITIES PURSUANT TO REGISTRATION STATEMENT NO.: 333-220295 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT IN ACCORDANCE WITH FINRA RULE 5110(g)(2).

UNIT PURCHASE WARRANT

FOR THE PURCHASE OF

[  ]UNITS

OF

AIRBORNE WIRELESS NETWORK

May [  ], 2018

1. Purchase Warrant. This Unit Purchase Warrant (the “Purchase Warrant”) certifies that, for value received, Maxim Partners LLC or its permitted assigns (“Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, on any time on or after the date that is 180 days after the effective date of the registration statement (the “Commencement Date”) and on or prior to the close of business on the fifth (5th) anniversary of the effective date of the Registration Statement (the “Expiration Date”) but not thereafter, to subscribe for and purchase from Airborne Wireless Network (“Company”), in whole or in part, up to Six Hundred Forty (640) units (“Units”) of the Company, each Unit consisting of one share of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), one Series 1 Warrant (“Series 1 Warrant”) to purchase one share of Series A Preferred Stock, one Series 2 Warrant (“Series 2 Warrant”) to purchase one share of Series A Preferred Stock, and one Series 3 Warrant to purchase one share of Series A Preferred Stock (“Series 3 Warrant” and collectively with Series 1 Warrants, Series 2 Warrants, “Warrants”). The Units will not be issued or certificated. Each share of Series A Preferred Stock will have the same preferences, rights and designations as those shares issued to the purchasers in that certain public follow-on offering that initially closed on ☐, 2018 (the “Offering”) and as set forth in the Certificate of Designations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Nevada on ☐, 2018 (the “Certificate of Designation”). Each Series 1 Warrant, Series 2 Warrant and Series 3 Warrant will be the same as the Series 1 Warrants, Series 2 Warrants and Series 3 Warrants issued in the Offering, respectively. If the Expiration Date is a day on which banking institutions are authorized or required by law to close, then this Purchase Warrant may be exercised until the close of the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Warrant. This Purchase Warrant is initially exercisable at $1,100 per Unit; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per Unit and the number of Units (such shares of Series A Preferred Stock and Warrants to be delivered upon exercise of this Purchase Warrant, the “Delivered Securities”) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check (or cashless in accordance with Section 2.3 below). If the Purchase Warrant is not exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

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2.2 Intentionally Omitted.

2.3 Cashless Exercise.

2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Warrant is exercisable (and in lieu of being entitled to receive shares of Series A Preferred Stock and Warrants) in the manner required by Section 2.1, and subject to Section 6.1 hereof, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Warrant into Units (“Cashless Exercise Right”) as follows: upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (in the form of the Delivered Securities) equal to the number of Units to be exercised multiplied by the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Warrant being converted by (y) the Current Market Value (as defined below). The “Value” of the portion of the Purchase Warrant being converted shall equal the remainder derived from subtracting (a) the Exercise Price from (b) the Current Market Value of a Unit. As used herein, the term “Current Market Value” per Unit at any date means: (A) in the event that the Common Stock is trading on any of the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the New York Stock Exchange, OTCQB or OTCQX (each a “Trading Market”), the aggregate of (i) the product of (x) the Current Market Price of the Common Stock and (y) the number of shares of Common Stock underlying one share of Series A Preferred Stock included in the Units plus (ii) the remainder derived from subtracting (x) the exercise price of the Warrants multiplied by the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of one of the Warrants underlying one Unit from (y) the product of (aa) the Current Market Price of the Common Stock multiplied by (bb) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of the Warrants included in each such Unit; or (B) in the event that Company’s Common Stock is not trading on a Trading Market, the aggregate of (i) the product of (x) the Current Market Price of the Series A Preferred Stock and (y) the number of shares of Series A Preferred Stock underlying one Unit plus the aggregate of (ii) the product of (x) the Current Market Price of the Warrants and (y) the number of the Warrants included in one Unit. The “Current Market Price” shall mean (i) if the applicable security to which the definition relates is listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), the last reported sale price of such security in the principal trading market as reported by the exchange, Nasdaq or FINRA, as the case may be, for the trading day preceding the date in question; (ii) if the security is not listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), but is traded in the residual over-the-counter market, the last reported sale price for the security on for the trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the securities cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith. In the event the Warrants have expired and are no longer exercisable, no “Value” shall be attributed to the Warrants underlying this Purchase Warrant.

2.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the date that is 180 days after the Commencement Date and not later than the Expiration Date by delivering the Purchase Warrant with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Warrant, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Warrant (or the Delivered Securities) for a period of 180 days following the Commencement Date to anyone other than (i) an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of any such underwriter or selected dealer. On and after the 181st day following the Commencement Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

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4. New Purchase Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Purchase Warrant by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Internally Omitted.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends, Split-Ups, Stock Splits. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Series A Preferred Stock is increased by a share dividend payable in shares of Series A Preferred Stock or by a split-up or stock split of Series A Preferred Stock or other similar event, then, on the effective date thereof, the number of shares of Series A Preferred Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares and the Exercise Price of this Purchase Warrant shall be adjusted proportionately such that the aggregate Exercise Price of this Purchase Warrant shall remain unchanged. If after the date hereof, the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock or by a split-up or stock split of Common Stock or other similar event, then, on the effective date thereof, (i) the number of shares of Common Stock, and the conversion price applicable thereto, underlying the Series A Preferred Stock underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Certificate of Designation and (ii) the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding shares of Series A Preferred Stock is decreased by a consolidation, combination or reclassification of Series A Preferred Stock, reverse stock split, or other similar event, then, on the effective date thereof, the number of shares of Series A Preferred Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares and the Exercise Price of this Purchase Warrant shall be adjusted proportionately such that the aggregate Exercise Price of this Purchase Warrant shall remain unchanged. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of Common Stock, reverse stock split, or other similar event, then, on the effective date thereof, (i) the number of shares of Common Stock, and the conversion price applicable thereto, underlying the Series A Preferred Stock underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Certificate of Designation and the number of shares of Common Stock and (ii) the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

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6.1.3 Subsequent Equity Sales.

6.1.3.1 If the Company or any subsidiary thereof, as applicable, at any time while this Purchase Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any other securities of the Company or the subsidiaries that would cause an adjustment to either or both of the shares of Series A Preferred Stock and Warrants if such securities were issued to the Holder at the time of the such issuance (collectively, a “Dilutive Issuance”), then, upon exercise of this Purchase Warrant, the Holder shall receive shares of Series A Preferred Stock and Warrants as adjusted for the Dilutive Issuance.

6.1.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Series A Preferred Stock or Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Series A Preferred Stock or Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Series A Preferred Stock or Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Warrant and conversion of the underlying Series A Preferred Stock and exercise of the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in Series A Preferred Stock or Common Stock covered by Section 6.1.1 6.1.2 or 6.1.3, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2, 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.5 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Warrants initially issued pursuant to this Purchase Warrant agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer giving effect to the exercise of this Purchase Warrant and the conversion of the underlying Series A Preferred Stock and exercise of the underlying Warrants. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

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6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Series A Preferred Stock or Warrants upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Series A Preferred Stock, Warrants, shares of Common Stock, if applicable, or other securities, properties or rights.

7. Redemption of Series A Preferred Stock.

7.1 Notice of Optional Redemption. On the date on which the Company sends an Optional Redemption Notice (as defined in the Certificate of Designation) to the holders of the Series A Preferred Stock, the Company shall also send a copy of such notice to the Holders of this Purchase Warrant.

7.2 Exercise. On or prior to the Optional Redemption Date (as defined in the Certificate of Designation), the Holder shall have the option to exercise this Purchase Warrant and receive the Warrants and the Series A Preferred Stock, which such Series A Preferred Stock shall also be redeemed on the Optional Redemption Date for the Optional Redemption Amount (as defined in the Certificate of Designation). If any of the Equity Conditions (as defined in the Certificate of Designation) shall cease to be satisfied at any time during the 30 Trading Day (as defined in the Certificate of Designation) period, then a Holder shall have the right to withdraw the exercise of this Purchase Warrant and such exercise of this Purchase Warrant shall be null and void, ab initio.

7.3 Exercise Directly into Common Stock. If following such time that the Company redeemed all shares of Series A Preferred or all shares of Series A Preferred Stock have been converted while the Holder continues to hold this Purchase Warrant, notwithstanding anything to the contrary contained herein, upon exercise of this Purchase Warrant in accordance with Section 2, instead of receiving the Units, the Holder shall receive such number of shares of Common Stock that such Holder would have received if such Holder exercised this Purchase Warrant and the Warrants issuable upon the exercise of this Purchase Warrant immediately prior to the redemption or exercise of the last share of Series A Preferred Stock outstanding and then exercised such number of shares of Series A Preferred Stock underlying this Purchase Warrant and the Warrants issuable upon the exercise of this Purchase Warrant.

8. Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series A Preferred Stock and Common Stock (solely for the purpose of issuance upon conversion of the Series A Preferred Stock and/or exercise of the Warrants underlying the Purchase Warrant) such number of shares of Series A Preferred Stock and Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Warrants and payment of the Exercise Price therefor, all shares of Series A Preferred Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon conversion of the Series A Preferred Stock (including Series A Preferred Stock issuable upon exercise of the Warrants) and exercise of the Warrants underlying the Purchase Warrants and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.

9. Certain Notice Requirements.

9.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 9.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

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9.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 9 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed, or (iv) at any time the Company provides notice to the holders of Series A Preferred Stock or Warrants.

9.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

9.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

Airborne Wireless Network

4115 Guardian Street, Suite C

Simi Valley, California 93063

Attn: Chief Executive Officer

Facsimile: (805) 583-4302

10. Miscellaneous.

10.1 Amendments. This Purchase Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

10.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

10.3 Severability. Wherever possible, each provision of this Purchase Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Purchase Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Purchase Warrant.

10.4 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

10.5 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

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10.6 Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Purchase Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Purchase Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Purchase Warrant), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Purchase Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of this Purchase Warrant, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

10.7 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

10.8 Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10.9 Successors and Assigns. Subject to applicable securities laws, this Purchase Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Purchase Warrant are intended to be for the benefit of any Holder from time to time of this Purchase Warrant and shall be enforceable by the Holder or holder of the Delivered Securities.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the ____ day of ___________, 2018.

AIRBORNE WIRELESS NETWORK

By:
Name:
Title:

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Form to be used to exercise Purchase Warrant:

Airborne Wireless Network

[

]

Fax No.: [__]

Attn.:

Date:_________________, 20___

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Warrant and to purchase ____ Units of Airborne Wireless Network and hereby makes payment of $____________ (at the rate of $[  ] per Unit) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Purchase Warrant is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Purchase Warrant by surrender of the unexercised portion of the attached Purchase Warrant (with a “Value” based of $_______ based on a “Market Price” of $_______). Please issue the securities comprising the Units as to which this Purchase Warrant is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Purchase Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

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Form to be used to assign Purchase Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of Airborne Wireless Network (“Company”) evidenced by the within Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Purchase Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

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